For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Acquires Brand New Residence Inn Charleston Summerville, S.C.

WEST PALM BEACH, Fla., August 28, 2018-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has acquired the 96-room Residence Inn by Marriott Charleston Summerville, S.C., for $20.8 million, or approximately $217,000 per room.

“This is a beautiful, brand new, superior-quality hotel located in Nexton, a rapidly expanding area just outside of Charleston which sits in the direct path of metro Charleston’s most energetic growth,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “Including the Courtyard by Marriott Charleston Summerville, this marks our second hotel in the heart of Nexton, a thriving community which mixes a smart, vibrant blend of businesses, schools, new homes, apartments, shops and eateries connected to each other by trails, parks and nature, and connected to the world through leading-edge technology.

“Volvo has completed construction of its first American factory, a state-of-the-art, 2.3-million-square-foot facility on nearly 3,000 acres very close to Nexton that is expecting its first cars to come off the production line in the next few months. Additionally and importantly for continued economic expansion in the area, Volvo has already announced plans to expand the facility with a second production line with completion estimated in 2020,” Fisher highlighted. “Our two hotels are the nicest and closest hotels to the new factory and are best positioned to service corporate guests given the mix of rooms and suites at our Courtyard and Residence Inn hotels. Given the recent run-up in construction costs, we already are acquiring this hotel below replacement cost, and operationally, we are able to leverage our operating expenses across two adjacent hotels which should generate higher than underwritten returns.”

South Carolina has been one of the fastest growing states in the country over the last five years due to the relocation of major corporations, as well as corporate investment and expansion. The state has one of the highest migration rates in the country for in-bound, college graduates under the age of 40. In the greater Charleston area, corporate demand is well-diversified with the area home to companies within the aerospace, automotive, bioscience, marine and distribution industries. Additionally, the region is home to over 250 technology companies employing more than 11,000 employees. Specifically, Nexton is projected to encompass approximately 10,000 homes, eight million commercial square feet and a medical campus over the next decade. In addition to the nearby Volvo facility, other major companies, such as Daimler and Boeing, have significant facilities in the area and have acquired additional land to expand their operations.

Chatham funded the purchase using available cash and borrowings on its unsecured credit facility. The hotel will be managed by Island Hospitality Management, which is 51 percent owned by Fisher. Chatham estimates it acquired the property at a year two net operating income capitalization rate of approximately eight percent.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 136 hotels totaling 18,616 rooms/suites, comprised of 41 properties it wholly owns with an aggregate of 6,117 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,499 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.